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                                                                    EXHIBIT 10.1

                              Employment Agreement


June 13, 2002



Mr. Martin E. Hanaka
Chairman and Chief Executive Officer
The Sports Authority, Inc.
3383 North State Road 7
Ft. Lauderdale, FL  33319

Dear Mr. Hanaka:

This Agreement will confirm our understanding concerning your continued employment with The Sports Authority, Inc. (the "Company"). This Agreement supersedes our agreement on the same subject dated as of April 30, 2001.

1. The Company agrees to employ you as, and you agree to serve as, the Company's Chief Executive Officer subject to the provisions of this Agreement during the Term of this Agreement. The Term of this Agreement shall end on December 31, 2005, and each year shall automatically extend by one additional calendar year unless either party to this Agreement gives the other party written notice of its election not to extend the Term of this Agreement no later than October 1 of the year which is more than three years prior to the then scheduled Term of this Agreement (for example, if no such notice is given by October 1, 2002, the Term of this Agreement shall automatically extend from December 31, 2005 to December 31, 2006).

2. If your employment with the Company is terminated by the Company other than for Cause, and if paragraph 3 does not apply, the Company will pay to you through the Term of this Agreement, a monthly fee equal to (a) one-twelfth of your annualized base salary in effect on the date your employment is terminated, plus (b) one-twelfth of the "on plan" bonus amount targeted for you for the fiscal year during which your employment is terminated (to be paid on or about the 15th day of each month). In addition, all of your unvested options to purchase Company stock under the Company's stock option plans will vest upon the termination of your employment by the Company other than for Cause or upon your death during the Term of this Agreement. In addition, during the period the Company is obligated to make payments to you under this paragraph, subject to paragraph
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9, the Company will provide you with coverage, no less favorable than your coverage at the time of your termination, under the Company's medical, dental, long-term disability and life insurance plans (and, to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent after-tax coverage).

3. If there is a Change in Control of the Company while you are employed by the Company and if (i) your employment with the Company is terminated by the Company other than for Cause, or (ii) you terminate your employment with the Company for Good Reason, in either case within a two-year period following such a Change in Control, the Company will pay to you an amount equal to 2.99 times the sum of
(i) your annual rate of base salary at the time of termination or immediately prior to the Change in Control, whichever base salary amount is greater, and
(ii) the "on plan" bonus amount targeted for you for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater. Such payment shall be made within fifteen days after your termination. In addition, subject to paragraph 9, during the period of three years after your termination under this paragraph 3, the Company will provide you with coverage, no less favorable than your coverage at the time of your termination or immediately prior to the Change in Control, whichever benefit amount is greater, under the Company's medical, dental, long-term disability and life insurance plans (and, to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent after-tax coverage).

4. If there is a Change in Control of the Company while you are employed by the Company and if, at any time after one year after the Change in Control and during the Term of this Agreement, (i) you are not the chief executive officer of (A) the corporation or other entity (whether or not it is the Company) which is the survivor of any merger or consolidation resulting from the Change in Control, if such surviving corporation or entity is not more than 50% owned by any other corporation or entity, or (B) the corporation or other entity which, as a result of the Change in Control, owns more than 50% of the stock of the Company or the corporation or entity which is the survivor of any merger or consolidation resulting from the Change in Control, other than due to your resignation from such position or your refusal to serve in such position, and
(ii) you terminate your employment with the Company or such other entity (other than under the circumstances described in paragraph 3), the Company will pay to you through one year after the last day of your employment a monthly fee equal to (a) one-twelfth of your annualized base salary in effect on the date your employment is terminated, plus (b) one-twelfth of the "on plan" bonus amount targeted for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater (to be paid on or about the 15th day of each month). In addition, during the period the Company is obligated to make payments to you under this paragraph, subject to paragraph 9, the Company will provide you with coverage, no less favorable than your coverage at the time of your termination, under the Company's medical, dental, long-term disability and life insurance plans (and, to the extent the Company is unable to provide such benefits, it will pay the cost of equivalent after-tax coverage).
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5.  (a)  Termination by the Company for "Cause" means termination based on (i)
conduct which is a material violation of Company policy, as in effect immediately before any Change in Control, or which is fraudulent or unlawful or which materially interferes with your ability to perform your duties, (ii) misconduct which damages or injures the Company or substantially damages the Company's reputation, or (iii) gross negligence in the performance of, or willful failure to perform, your duties and responsibilities.

    (b) Termination by you for "Good Reason" means termination based on the occurrence without your express written consent of any of the following: (i) a significant diminution by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company, other than for Cause, (ii) a reduction in your base salary, other than for Cause and other than as part of an across-the-board reduction in salaries of management personnel (including all Vice Presidents and above) of less than 20%, (iii) a material diminution by the Company of benefits (taken as a whole) provided to you immediately prior to the Change in Control, or (iv) the relocation of the Company's principal executive offices to a location outside of Broward County, Palm Beach County or Dade County, Florida or any requirement that you be based anywhere other than the Company's principal executive offices.

    (c)  A "Change in Control" shall be deemed to have occurred if:

         (i) the "beneficial ownership" (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

         (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or

         (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

6. (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, you shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any
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excise tax imposed on you under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence (or, if greater, the state and locality in which you are required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained by you from the deduction of such state and local taxes.

     (b) All determinations to be made under this paragraph 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and you within 10 days of your termination. Any such determination by the Accounting Firm shall be binding upon the Company and you. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to you, or for your benefit, such amounts as are then due to you under this agreement.

     (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim;

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

     (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

     (iv) permit the Company to participate in any proceedings relating to such claim;
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provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs you to pay such claim and sue for a refund the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by you of an amount advanced by the Company pursuant to this Section, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of this paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to this Section, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this paragraph, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
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7.   In addition to the life insurance benefits required in this Agreement under the Company sponsored plan, the Company will provide you with life insurance coverage as follows.

     (a) In the event your employment is terminated by death during the Term of this Agreement and paragraph 3 does not apply, such insurance will pay to your designated beneficiary or beneficiaries (collectively, "Beneficiary") in a lump sum the present value, using a discount rate equal to the asked yield on the longest term U.S. Treasury bill quoted in The Wall Street Journal on the date of your death (the "Present Value") of the following amount: a monthly amount equal to (a) one-twelfth of your annualized base salary in effect on the date of your death, plus (b) one-twelfth of the "on plan" bonus amount targeted for you for the fiscal year during which your death occurs (due on or about the 15th day of each month), through the remainder of the Term of this Agreement.

     (b) In the event you die after your employment has been terminated under paragraph 2 but before the date the last payment due to you under paragraph 2 is made, such insurance will pay to your Beneficiary in a lump sum the Present Value of the following amount: (i) a monthly amount equal to (a) one-twelfth of your annualized base salary in effect on the date your employment was terminated, plus (b) one-twelfth of the "on plan" bonus amount targeted for you for the fiscal year during which your employment was terminated (due on or about the 15th day of each month), through the Term of this Agreement, less (ii) all amounts already paid to you under paragraph 2.

     (c) In the event your employment is terminated by death within a two-year period following a Change in Control, such insurance will pay to your Beneficiary an amount equal to 2.99 times the sum of (i) your annual rate of base salary at the time of your death or immediately prior to the Change in Control, whichever base salary amount is greater, and (ii) the "on plan" bonus amount targeted for you for the fiscal year in which your death occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

8. In consideration of the obligations of the Company hereunder, you agree that you shall not, (i) during the Term of this Agreement, if your employment is terminated under paragraph 2, (ii) for a period of three years from the termination of your employment, if your employment is terminated under paragraph 3, or (iii) for a period of one year from the termination of your employment by you or the Company for any reason except as set forth in (i) or (ii) above: (a) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any retailer of sporting goods, athletic footwear or athletic apparel which sells in the United States though any retail channel (unless the classes of products sold by such retailer constitute less than 10% of the total sales by the Company and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination), (b) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after the date of such termination (unless
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more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring),
(c) disparage the name, business reputation or business practices of the Company or any of its officers or directors, or interfere with the Company's existing or prospective business relationships, or (d) without the written consent of the Chief Executive Officer of the Company, disclose to any person other than as required by law or court order, any confidential information obtained by you while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of its Board of Directors or any other officer thereof to a third party without restrictions on the disclosure of such information.

You acknowledge that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You irrevocably and unconditionally (i) agree that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Southern District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Broward County, Florida, (ii) consent to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers.

9. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan. You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except that the provision of medical, dental, long-term disability and life insurance coverage shall cease on the date you are eligible to receive such benefits from another employer.
The payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.
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10.  It is the intent of the parties that you not be required to incur any expenses associated with the enforcement of your right to receive payments due under paragraph 3 or paragraph 4 of this agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you. Accordingly, the Company shall pay you on demand the amount necessary to reimburse you in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by you in enforcing the obligations of the Company to make the payments due under paragraph 3 or paragraph 4 of this agreement.

11. The obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company at the time of the termination of your employment of a release, in form satisfactory to the Company, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan, and excluding any claims for reimbursement for liabilities, costs or expenses incurred in any action against you within the scope of your employment by the Company and for which you would have been indemnified pursuant to the bylaws of the Company as of the date hereof (in which case you shall notify the Company in writing within ten days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action), unless later limited in accordance with applicable law.

12. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to acknowledge expressly that this agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this agreement. As used in this agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

13. All payments hereunder shall be subject to applicable tax withholding and deductions.

14. This agreement sets forth the entire understanding between you and the Company concerning your relationship with the Company and supersedes all prior agreements, written or oral, express or implied, between you and the Company as to such subject matter. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.
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15.  If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

16. This agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

Please indicate your agreement by signing below and retain one copy for you records.

                                        Sincerely,

                                        THE SPORTS AUTHORITY, INC.


                                        By: /s/ Cynthia Cohen
                                            -----------------
                                                Cynthia Cohen
                                                Chair, Compensation Committee

Agreed:


/s/ Martin E. Hanaka
--------------------
Martin E. Hanaka